EXHIBIT 21.1

SUBSIDIARIES OF SERES THERAPEUTICS, INC.

Legal Name of Subsidiary	Jurisdiction of Organization
Seres Therapeutics Securities Corporation	Massachusetts
Seres Therapeutics UK Limited Seres Therapeutics Netherlands B.V.	United Kingdom The Netherlands